EXHIIBT 99.1

FOR IMMEDIATE RELEASE

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS SECOND QUARTER RESULTS

BOHEMIA, N.Y. – April 27, 2006 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal second quarter ended March 31, 2006.

For the fiscal second quarter ended March 31, 2006, net sales increased $39 million, or 9%, to $482 million compared to net sales of $443 million for the fiscal second quarter ended March 31, 2005. This $39 million increase includes $32 million in net sales from NBTY’s recent acquisitions: $26 million from Solgar, $3 million from LeNaturiste and $3 million from SISU.

Net income for the fiscal second quarter ended March 31, 2006 was $21 million, or $0.31 per diluted share, including non-cash charges of $0.12 per diluted share, compared to $21 million, or $0.30 per diluted share, for the fiscal second quarter ended March 31, 2005. The effective tax rate for this fiscal second quarter was 29%, compared to 34% in the prior like period. Without these non-cash charges, earnings per diluted share for the second fiscal quarter of 2006 would have been $0.43.

The non-cash charges consist primarily of a pre-tax $10 million Carb Solutions trademark impairment charge and other charges relating to closing certain Solgar international operations. The Company discontinued the majority of Carb Solutions’ low carb business acquired as part of the acquisition of Rexall Sundown in 2003. Accordingly, the Company wrote off the carrying value of the Carb Solutions trademark. In addition, Solgar’s operations in Australia, Canada and Mexico were unprofitable and were therefore closed.

For the six months ended March 31, 2006, net sales increased 9% to $937 million, compared to net sales of $863 million for the prior like period. Net income for the six months ended March 31, 2006 was $44 million, or $0.64 per diluted share, including non-cash charges of $0.15 per diluted share, compared to $51 million, or $0.73 per diluted share, in the comparable prior period. Net income results for the six months ended March 31, 2006 included pre-tax non-cash charges of $14 million, representing the trademark impairment charge, charges for closing certain Solgar International entities and certain North American Retail impairment charges. Without these non-cash charges, earnings for the six months ended March 31, 2006 would have been $0.79 per diluted share.

At March 31, 2006, NBTY’s total assets were $1.3 billion, including $396 million in inventory. Inventory decreased $38 million for the fiscal second quarter of 2006 and $96 million for the six months ended March 31, 2006. These decreases reflect the Company’s successful initiatives to lower inventories while continuing to assure uninterrupted product supply to its customers. NBTY’s strong financial position allowed the Company to accelerate repayment of $130 million of term loan debt in the first six months of fiscal 2006 and an additional $18 million in April 2006.

The Company continues to deleverage, with long term debt of $269 million in April 2006. The Company anticipates additional accelerated reduction of debt.

OPERATIONS FOR THE FISCAL SECOND QUARTER ENDED MARCH 31, 2006

Sales for the Wholesale/US Nutrition division, which markets Nature’s Bounty, Sundown, Solgar and SISU brands, increased approximately $33 million, or 18%, to $216 million from $183 million for the prior like quarter. NBTY’s recent acquisitions accounted for $29 million of this increase in sales. Product returns for the fiscal second quarter were $3 million, significantly lower than the return levels experienced in the previous eight quarters. The Company expects normalized return rates of approximately $20 million per year for the Wholesale/US Nutrition division. Gross margins for the wholesale operation were affected by promotional incentives offered to customers and competitive pricing in the joint care category.

US Nutrition continues to utilize valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest information. The Vitamin World stores are used as a laboratory for new ideas and have become an effective tool in determining and monitoring consumer preferences. This information, as well as scanned sales data from the Vitamin World stores, is shared with wholesale customers.

The North American Retail division’s sales increased $6 million, or 10%, to $62 million from $56 million. Same store sales for Vitamin World increased 10% from the prior like quarter. Vitamin World’s adjusted EBITDA was $3 million compared to a negative $3 million for the fiscal second quarter of 2005. During the fiscal second quarter of 2006, Vitamin World closed 17 under-performing stores. Vitamin World has closed a total of 40 stores in the six months ended March 31, 2006 and anticipates closing an additional 30 stores by the end of fiscal 2006 as these stores come up for lease renewal. The Company does not anticipate any significant charges with respect to these store closures. At the end of the fiscal second quarter, the North American Retail division operated a total of 607 stores, with 507 in the US and 100 in Canada.

European Retail sales for the fiscal second quarter ended March 31, 2006 decreased 3% to $143 million from $147 million for the fiscal second quarter ended March 31, 2005 because the British Pound Sterling decreased in value. In local currency, same store sales for this segment increased 7% from the prior like period. The European Retail business continues to leverage its premier status, high street locations and brand awareness to achieve these results. The European Retail business is comprised of 495 Holland & Barrett and 33 GNC stores in the UK, 16 Nature’s Way stores in Ireland, and 68 DeTuinen stores in the Netherlands. GNC and DeTuinen stores continued to be profitable in this fiscal second quarter. During the fiscal second quarter ended March 31, 2006, the European Retail division opened 2 stores and operated a total of 612 stores.

Revenues from Direct Response/Puritan’s Pride operations for the fiscal second quarter of 2006 increased 7% to $61 million from $57 million for the comparable prior period. The average order size increased to $88 from $76. Online sales now constitute 33% of total Direct Response/E-Commerce sales. NBTY remains the leader in the direct response and e-commerce sectors.

NBTY Chairman and CEO, Scott Rudolph, said:  “We are pleased to witness a positive turn in consumer attitudes as a result of some favorable media coverage the industry has received. We anticipate continued revenue growth and enhanced financial strength and remain confident in the long-term outlook for the Company.”

ABOUT NBTY

NBTY is a leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU® and Solgar® brands.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA. “ADJUSTED EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization. This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables. Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance. Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization. Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain. Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the three months
	ended March 31,
	2006	2005

Net sales	$481,743	$442,714

Costs and expenses:
Cost of sales	251,131	226,081
Advertising, promotion and catalog	27,066	34,515
Selling, general and administrative	157,222	144,634
Trademark impairment	10,450	—
	445,869	405,230

Income from operations	35,874	37,484

Other income (expense):
Interest	(6,958)	(5,881)
Miscellaneous, net	997	110
	(5,961)	(5,771)

Income before provision for income taxes	29,913	31,713

Provision for income taxes	8,613	10,846

Net income	$21,300	$20,867

Net income per share:
Basic	$0.32	$0.31
Diluted	$0.31	$0.30

Weighted average common shares outstanding:
Basic	67,195	67,290
Diluted	69,043	69,291

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the six months
	ended March 31,
	2006	2005

Net sales	$937,013	$862,983

Costs and expenses:
Cost of sales	497,080	438,034
Advertising, promotion and catalog	52,226	55,298
Selling, general and administrative	302,877	283,036
Trademark impairment	10,450	—
	862,633	776,368

Income from operations	74,380	86,615

Other income (expense):
Interest	(15,950)	(11,573)
Miscellaneous, net	2,146	2,101
	(13,804)	(9,472)

Income before provision for income taxes	60,576	77,143

Provision for income taxes	16,356	26,383

Net income	$44,220	$50,760

Net income per share:
Basic	$0.66	$0.76
Diluted	$0.64	$0.73

Weighted average common shares outstanding:
Basic	67,194	67,130
Diluted	69,038	69,137

SALES

(Thousands)

(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	MARCH 31,			MARCH 31,
			Percentage			Percentage
	2006	2005	Change	2006	2005	Change

Wholesale / US Nutrition	$216,062	$182,556	18%	$440,301	$362,174	22%

North American Retail / Vitamin World	61,681	55,975	10%	120,123	109,359	10%

European Retail / Holland & Barrett / GNC (UK)	143,026	146,963	-3%	282,592	288,870	-2%

Direct Response / Puritan’s Pride	60,974	57,220	7%	93,997	102,580	-8%

Total	$481,743	$442,714	9%	$937,013	$862,983	9%

GROSS PROFIT

PERCENTAGES

(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	MARCH 31,			MARCH 31,
			-% Decrease			- %Decrease
	2006	2005	%Increase	2006	2005	%Increase

Wholesale / US Nutrition	30%	34%	-4%	31%	34%	-3%

North American Retail / Vitamin World	59%	53%	6%	58%	54%	4%

European Retail / Holland & Barrett / GNC (UK)	64%	62%	2%	62%	63%	-1%

Direct Response / Puritan’s Pride	63%	59%	4%	61%	59%	2%

Total	48%	49%	-1%	47%	49%	-2%

Reconciliation of GAAP Measures to Non-GAAP Measures **

(Thousands)

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$1,004	$2,576	$—	$11,885	$15,465

North American Retail / Vitamin World	1,410	1,125	—	146	2,681

European Retail / Holland & Barrett / GNC (UK)	40,616	2,636	—	—	43,252

Direct Response / Puritan’s Pride	19,806	1,281	—	—	21,087

Segment Results	62,836	7,618	—	12,031	82,485

Corporate / Manufacturing	(32,923)	6,282	6,958	—	(19,683)

Total	$29,913	$13,900	$6,958	$12,031	$62,802

	THREE MONTHS ENDED
	MARCH 31, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$12,376	$2,461	$—	$—	$14,837

North American Retail / Vitamin World	(4,549)	1,838	—	—	(2,711)

European Retail / Holland & Barrett / GNC (UK)	40,080	3,094	—	—	43,174

Direct Response / Puritan’s Pride	15,269	1,293	—	—	16,562

Segment Results	63,176	8,686	—	—	71,862

Corporate / Manufacturing	(31,463)	5,826	5,881	—	(19,756)

Total	$31,713	$14,512	$5,881	$—	$52,106

Reconciliation of GAAP Measures to Non-GAAP Measures **

(Thousands)

(Unaudited)

	SIX MONTHS ENDED
	MARCH 31, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$24,985	$5,130	$—	$11,885	$42,000

North American Retail / Vitamin World	(1,982)	2,598	—	2,271	2,887

European Retail / Holland & Barrett / GNC (UK)	76,404	5,294	—	—	81,698

Direct Response / Puritan’s Pride	26,434	2,536	—	—	28,970

Segment Results	125,841	15,558	—	14,156	155,555

Corporate / Manufacturing	(65,265)	12,486	15,950	—	(36,829)

Total	$60,576	$28,044	$15,950	$14,156	$118,726

	SIX MONTHS ENDED
	MARCH 31, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$36,098	$4,955	$—	$—	$41,053

North American Retail / Vitamin World	(7,683)	3,610	—	—	(4,073)

European Retail / Holland & Barrett / GNC (UK)	80,348	6,428	—	—	86,776

Direct Response / Puritan’s Pride	29,146	2,582	—	—	31,728

Segment Results	137,909	17,575	—	—	155,484

Corporate/ Manufacturing	(60,766)	11,552	11,573	—	(37,641)

Total	$77,143	$29,127	$11,573	$—	$117,843

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS

(Dollars and shares in thousands)

	March 31,	September 30,
	2006	2005
Current assets:
Cash and cash equivalents	$62,879	$67,282
Investments	—	39,900
Accounts receivable, less allowance for doubtful accounts of $10,345 and $9,155, respectively	80,064	73,226

Inventories	395,562	491,335

Deferred income taxes	23,649	23,645

Prepaid expenses and other current assets	31,454	54,469

Total current assets	593,608	749,857

Property, plant and equipment, net of accumulated depreciation of $290,308 and $279,883, respectively	314,845	320,528

Goodwill	224,077	228,747

Other intangible assets, net	150,084	166,325

Other assets	13,602	16,845

Total assets	$1,296,216	$1,482,302

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

(Dollars and shares in thousands)

	March 31,	September 30,
	2006	2005
Current liabilities:

Current portion of long-term debt	$9,897	$80,922
Accounts payable	67,148	72,720
Accrued expenses and other current liabilities	119,479	120,487
Total current liabilities	196,524	274,129

Long-term debt	277,052	428,204
Deferred income taxes	57,789	57,092
Other liabilities	7,245	6,822
Total liabilities	538,610	766,247

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 67,204 shares at March 31, 2006 and 67,191 shares at September 30, 2005	537	537
Capital in excess of par	138,737	138,657
Retained earnings	603,495	559,275
Accumulated other comprehensive income	14,837	17,586
Total stockholders’ equity	757,606	716,055

Total liabilities and stockholders’ equity	$1,296,216	$1,482,302

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	For the six months
	ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$44,220	$50,760
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Provision relating to impairments and disposals of property, plant and equipment	3,933	25
Depreciation and amortization	28,044	29,127
Foreign currency transaction loss / (gain)	19	(451)
Amortization and write-off of deferred financing costs	2,976	1,216
Amortization and write-off of bond discount	318	80
Gain on extinguishment of debt	(425)	—
Compensation expense for ESOP	—	1,135
Impairment on trademark	10,450	—
Impairment on asset held for sale	—	1,908
Gain on sale of business assets	—	(1,999)
Provision for (recovery of) allowance for doubtful accounts	1,372	(672)
Inventory reserves	3,151	1,828
Deferred income taxes	2,453	3,957
Changes in operating assets and liabilities:
Accounts receivable	(7,741)	19,900
Inventories	91,047	(85,296)
Prepaid expenses and other current assets	19,106	16,400
Other assets	1,171	335
Accounts payable	(2,782)	(1,154)
Accrued expenses and other liabilities	676	16,784
Net cash provided by operating activities	197,988	53,883

Cash flows from investing activities:
Purchase of property, plant and equipment	(21,166)	(21,605)
Proceeds from sale of property, plant, and equipment	77	70
Proceeds from sale of trademark	—	30
Proceeds from sale of business assets	—	5,766
Proceeds from sale of available-for-sale marketable securities	39,900	—
Cash paid for acquisitions, net of cash acquired	—	(5,327)
Purchase price settlements, net	1,846	—
Purchase of intangible assets	(228)	—
Net cash provided by (used in) investing activities	20,429	(21,066)

Cash flows from financing activities:
Principal payments under long-term debt agreements	(216,071)	(17,977)
Principal payments under the Revolving Credit Facility	(6,000)	—
Tax benefit from exercise of stock options	15	194
Proceeds from stock options exercised	65	191
Purchase of treasury stock	—	(176)
Net cash used in financing activities	(221,991)	(17,768)

Effect of exchange rate changes on cash and cash equivalents	(829)	1,468

Net (decrease) increase in cash and cash equivalents	(4,403)	16,517

Cash and cash equivalents at beginning of period	67,282	21,751

Cash and cash equivalents at end of period	$62,879	$38,268